UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                          ALEXION PHARMACEUTICALS, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   0015351109
                                 (CUSIP Number)

                                January 29, 1999
             (Date of Event which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to whichthis
Schedule is filed:

                   |_| Rule 13d-1 (b)
                   |x| Rule 13d-1 (c)
                   |_| Rule 13d-1 (d)




          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 0015351109

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
          OrbiMed Advisers Inc.
          ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)

          [  ]      (a)

          [  ]      (b)
          ----------------------------------------------------------------------

(3)       SEC Use Only

          ----------------------------------------------------------------------

(4)       Citizenship or Place of Organization British Virgin Islands
          ----------------------------------------------------------------------

   Number of       (5)      Sole Voting Power   0
   Shares
   Beneficially    -------------------------------------------------------------
   Owned by        (6)      Shared Voting Power 750,500
   Each                                        -
   Reporting       -------------------------------------------------------------
   Person          (7)      Sole Dispositive Power     0
   With
                   -------------------------------------------------------------
                   (8)      Shared Dispositive Power  750,500

          ----------------------------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          750,500
          ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
          ----------------------------------------------------------------------

(11)      Percent of Class Represented by Amount in Row (9)
          6.7%
          ----------------------------------------------------------------------

(12)      Type of Reporting Person (See Instructions) IA
                                                      --------------------------

CUSIP No. 0015351109

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
          Worldwide Health Sciences Portfolio
          ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)

          [  ]      (a)

          [  ]      (b)
          ----------------------------------------------------------------------

(3)       SEC Use Only

          ----------------------------------------------------------------------

(4)       Citizenship or Place of Organization         New York
          ----------------------------------------------------------------------

   Number of       (5)      Sole Voting Power   0
   Shares
   Beneficially    -------------------------------------------------------------
   Owned by        (6)      Shared Voting Power 750,500
   Each                                        -
   Reporting       -------------------------------------------------------------
   Person          (7)      Sole Dispositive Power     0
   With
                   -------------------------------------------------------------
                   (8)      Shared Dispositive Power  750,500

          ----------------------------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          750,500
          ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
          ----------------------------------------------------------------------

(11)      Percent of Class Represented by Amount in Row (9)
          6.7%
          ----------------------------------------------------------------------

(12)      Type of Reporting Person (See Instructions) IV
                                                      --------------------------

CUSIP No. 0015351109

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
          OrbiMed Advisors LLC
          ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)

          [  ]      (a)

          [  ]      (b)
          ----------------------------------------------------------------------

(3)       SEC Use Only

          ----------------------------------------------------------------------

(4)       Citizenship or Place of Organization         Delaware
          ----------------------------------------------------------------------

   Number of       (5)      Sole Voting Power   0
   Shares
   Beneficially    -------------------------------------------------------------
   Owned by        (6)      Shared Voting Power 750,500
   Each                                        -
   Reporting       -------------------------------------------------------------
   Person          (7)      Sole Dispositive Power     0
   With
                   -------------------------------------------------------------
                   (8)      Shared Dispositive Power  750,500

          ----------------------------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          750,500
          ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
          ----------------------------------------------------------------------

(11)      Percent of Class Represented by Amount in Row (9)
          6.7%
          ----------------------------------------------------------------------

(12)      Type of Reporting Person (See Instructions) CO
                                                      --------------------------

CUSIP No. 0015351109

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
          Caduceus Capital Trust
          ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)

          [  ]      (a)

          [  ]      (b)
          ----------------------------------------------------------------------

(3)       SEC Use Only

          ----------------------------------------------------------------------

(4)       Citizenship or Place of Organization         Bermuda
          ----------------------------------------------------------------------

   Number of       (5)      Sole Voting Power   0
   Shares
   Beneficially    -------------------------------------------------------------
   Owned by        (6)      Shared Voting Power 750,500
   Each                                        -
   Reporting       -------------------------------------------------------------
   Person          (7)      Sole Dispositive Power     0
   With
                   -------------------------------------------------------------
                   (8)      Shared Dispositive Power  750,500

          ----------------------------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          750,500
          ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
          ----------------------------------------------------------------------

(11)      Percent of Class Represented by Amount in Row (9)
          6.7%
          ----------------------------------------------------------------------

(12)      Type of Reporting Person (See Instructions) OO
                                                      --------------------------

CUSIP No. 0015351109

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
          Finsbury Worldwide Pharmaceutical Trust
          ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)

          [  ]      (a)

          [  ]      (b)
          ----------------------------------------------------------------------

(3)       SEC Use Only

          ----------------------------------------------------------------------

(4)       Citizenship or Place of Organization         United Kingdom
          ----------------------------------------------------------------------

   Number of       (5)      Sole Voting Power   0
   Shares
   Beneficially    -------------------------------------------------------------
   Owned by        (6)      Shared Voting Power 750,500
   Each                                        -
   Reporting       -------------------------------------------------------------
   Person          (7)      Sole Dispositive Power     0
   With
                   -------------------------------------------------------------
                   (8)      Shared Dispositive Power  750,500

          ----------------------------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          750,500
          ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
          ----------------------------------------------------------------------

(11)      Percent of Class Represented by Amount in Row (9)
          6.7%
          ----------------------------------------------------------------------

(12)      Type of Reporting Person (See Instructions) OO
                                                      --------------------------

CUSIP No. 0015351109

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
          PHARMA/wHEALTH
          ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)

          [  ]      (a)

          [  ]      (b)
          ----------------------------------------------------------------------

(3)       SEC Use Only

          ----------------------------------------------------------------------

(4)       Citizenship or Place of Organization         Luxembourg
          ----------------------------------------------------------------------

   Number of       (5)      Sole Voting Power   0
   Shares
   Beneficially    -------------------------------------------------------------
   Owned by        (6)      Shared Voting Power 750,500
   Each                                        -
   Reporting       -------------------------------------------------------------
   Person          (7)      Sole Dispositive Power     0
   With
                   -------------------------------------------------------------
                   (8)      Shared Dispositive Power  750,500

          ----------------------------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person
          750,500
          ----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
          ----------------------------------------------------------------------

(11)      Percent of Class Represented by Amount in Row (9)
          6.7%
          ----------------------------------------------------------------------

(12)      Type of Reporting Person (See Instructions) OO
                                                      --------------------------

Item 1.            Issuer

                   (a)      Alexion Pharmaceuticals, Inc.
                   (b)      25 Science Park
                            New Haven, CT 06511

Item 2.            Persons Filing

                   (a)      Name of Persons Filing:

                            OrbiMed Advisers Inc.
                            OrbiMed Advisors LLC
                            Worldwide Health Sciences Portfolio
                            Finsbury Worldwide Pharmaceutical Trust
                            Caduceus Trust
                            PHARMA/wHEALTH

                   (b)      Address of Principal Offices:
                            c/o OrbiMed Advisors Inc.
                            767 Third Avenue, 6th Floor
                            New York, New York  10010

                   (c)      Citizenship:

                            Please refer to Item 4 on each cover sheet for each filing person

                   (d)      Title of Class of Securities:

                            Common Stock

                   (e)      CUSIP Number:  0015351109

Item 3.            Not Applicable

Item 4.            Ownership

                            Please see Items 5, 6, 7, 8, 9, and 11 for each cover sheet for each filing entity.

Item 5.            Ownership of Five Percent or Less of a Class

                            Not applicable.

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person

                            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                            Not applicable.

Item 8.            Identification and Classification of Members of the Group

                            Not Applicable.

Item 9.            Notice of Dissolution of Group

                            Not Applicable.

Item 10.           Certification

                            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1999


                                          ORBIMED ADVISERS INC.


                                          By: /s/ Samuel D. Isaly
                                                ----------------------------
                                                Name: Samuel D. Isaly
                                                Title: President

                                          ORBIMED ADVISORS LLC


                                          By: /s/ Samuel D. Isaly
                                                ----------------------------
                                                Name: Samuel D. Isaly
                                                Title: Managing Member

                                          WORLDWIDE HEALTH SERVICES
                                          PORTFOLIO


                                          By: /s/  Samuel D. Isaly
                                                ----------------------------
                                                Name: Samuel D. Isaly
                                                Title: Director

                                          CADUCEUS CAPITAL TRUST


                                          By: /s/ Deborah O'Donnel
                                                ----------------------------
                                                Name: Deborah O'Donnel
                                                Title: Secretary

                                       FINSBURY WORLDWIDE
                                       PHARMACEUTICAL TRUST


                                       By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name: Samuel D. Isaly
                                             Title: Director

                                       PHARMA/wHEALTH


                                       By:/s/ Samuel D. Isaly
                                             ----------------------------
                                             Name: Samuel D. Isaly
                                             Title: Director